UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 24, 2008

ProUroCare Medical Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-103781	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5500 Wayzata Blvd., Suite 310, Golden Valley, MN	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  952-476-9093

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Explanatory Note

The purpose of this amendment on Form 8-K/A is to correct a disclosure contained in the Registrant’s Current Report on Form 8-K filed on September 30, 2008 under Items 1.01, 2.03 and 3.02, in which the Registrant disclosed the terms of a convertible promissory note issued on September 25, 2008.  This revision discloses that the convertible promissory note is due on March 25, 2010 rather than December 31, 2008.  The revisions are marked with an asterisk in this Form 8-K/A.

Item 1.01  Entry into Material Definitive Agreements

See “Issuance of Convertible Promissory Note and Warrant” in Item 3.02 below.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Company

See “Issuance of Convertible Promissory Note and Warrant” in Item 3.02 below.

Item 3.02  Unregistered Sales of Equity Securities

Issuance of Convertible Promissory Note and Warrant

On September 25, 2008, the Company borrowed $150,000 pursuant to a promissory note issued in favor of James Davis, a 5% shareholder of the Company.  Payment in full of the promissory notes and the interest accrued thereon at an annual rate of 10% is due on the earlier of seven days after the date the Company closes an underwritten public offering of equity securities or March 25, 2010*.  In the event that the Company closes on a public offering of equity securities before March 25, 2010*, Mr. Davis will have the option of converting the principal and accrued interest into shares of the Company’s common stock at 70% of the public offering price.  As consideration for providing the loan, the Company issued an immediately exercisable, five-year warrant to purchase 100,000 shares of the Company’s common stock at $1.50 per share to Mr. Davis.  The proceeds of the loan were used to retire the $150,000 principal balance of a promissory note issued in favor of Profile, LLC.

Sales of the securities described above were made in compliance with the requirements of Rule 506 of Regulation D under the Securities Act of 1933 and the exemption from registration provide thereby under Section 4(2) of the Securities Act of 1933.  In qualifying for such exemption the Company relied upon representations from the investors regarding their status as “accredited investors” under Regulation D, and the limited manner of the offering as conducted by the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

October 29, 2008	By:	/s/ Richard C. Carlson
Richard C. Carlson Chief Executive Officer